Exhibit 10.41

INTELLECTUAL PROPERTY LICENSE AGREEMENT

This Intellectual Property License Agreement (this “Agreement”) is entered into as of this 7th day of November, 2019 (the “Effective Date”), by and between Workhorse Group Inc., a Nevada corporation (“Licensor”) and Lordstown Motors Corp., a Delaware corporation (“Licensee”). Licensor and Licensee may be referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Parties have entered into a Subscription Agreement dated as of the date hereof with respect to the issuance of equity in Licensee to Licensor, an Assignment Agreement dated as of the date hereof, and certain other related contracts (together, the “Definitive Agreements”);

WHEREAS, Licensee intends to manufacture trucks and vehicles under 10,001 GVW at a facility in Lordstown, Ohio;

WHEREAS, Licensor is willing to grant to Licensee and Licensee is willing to accept, a license under certain of Licensor’s intellectual property rights to manufacture such trucks and vehicles;

NOW, THEREFORE, for good and valuable consideration as set forth in the Definitive Agreements and for other consideration set forth below, the Parties, hereby agree as follows:

1.Definitions.
The terms defined in this Article 1, whether used in the singular or the plural, shall have the meanings specified below.
1.1. “Aerospace Rights” means any Copyrights, Patents, Trade Secrets and Know-How or Software developed by Licensor and its Affiliates primarily for use in the Aerospace sector and relating to Licensor’s Horsefly and Surefly products other than any such Intellectual Property Rights utilized prior to the Effective Date in the design or manufacture Licensor’s W-15 electric pickup truck (or any prototype or model thereof).

1.2. “Affiliates” means any parents, subsidiaries, and any entities that directly, or indirectly through one or more intermediaries, control or own, are controlled by or owned by, or are under common control with or common ownership with a Party. For purposes of this paragraph, the term “control” or “ownership” (and derivative terms) means the direct or indirect ownership of at least fifty percent (50%) of an entity or the right to exercise management control.

1.3. “Calendar Quarter” means each of the periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31 during the Term.

1.4. “Closing Date” means the date upon which Licensee closes the Required Financing.

1.5. “Exclusivity Period” means the period of time beginning on the Effective Date and ending on the earliest to occur of: (i) June 30, 2020, if the Closing Date has not occurred prior to such date, (ii) the second anniversary of the Closing Date, if Licensee has not, prior to such date, commenced start of regular production for any Vehicle; (iii) the third anniversary of the Closing Date; and (iv) the date that any OEM acquires more than 10% of Licensee’s outstanding Common Stock (assuming full conversion of any preferred shares, but with any other derivative securities (i.e., options, warrants, convertible debentures, etc.) not considered outstanding until the exercise, conversion or issuance thereof, as applicable, and excluding any shares reserved but not issued or granted under any stock option plan of Licensee).

1.6. “Gross Sales Price” means the gross amount billed or invoiced by or on behalf of Licensee on sales, leases or other transfers of Trucks.
1.7. “Improvements” means any and all enhancements, modifications, derivatives, variants and improvements of Intellectual Property Rights which a person or entity, conceives, creates, or generates, whether patentable or not.
1.8. “Intellectual Property Rights” means all United States and foreign (i) Patents, (ii) Copyrights, (iii) Trade Secrets and Know-How, (iv) Software, and (v) all other intellectual property and proprietary rights, in each case whether registered or unregistered and including all applications for, and renewals or extensions of, such rights, and all similar or equivalent rights or forms of protection in any part of the world.
1.9. “Licensed Rights” means the Copyrights, Patent Rights, Trade Secrets and Know-How and Software of Licensor and its Affiliates as of the Effective Date utilized in the design or manufacture, or that would reasonably be expected to be utilized in the design, manufacture, sale, marketing or operation of the W-15 electric pickup truck and related electric vehicle technology, any Vehicle or any parts or structural or functional components or systems related to any Vehicle, excluding the Aerospace Rights.
1.10. “OEM” means any person or entity (a) whose primary business is the manufacture of automobiles (as defined in 49 CFR 523.3), including “pickup trucks” as defined in 40 CFR 600.002 (collectively, “Automobiles”), or any Affiliate of any such manufacturer, and (b) the majority of whose revenue is from the manufacture and sale of Automobiles.
1.11. “Patent Rights” means: (a) all patents and patent applications; (b) any patent or patent application that claims priority to and is a divisional, continuation, reissue, renewal, reexamination, substitution or extension of any patent application identified in (a); (c) any patents issuing on any patent application identified in (a) or (b), including any reissues, renewals, reexaminations, substitutions or extensions thereof; (d) any claim of a continuation-in-part application or patent (including any reissues, renewals, reexaminations, substitutions or extensions thereof) that is entitled to the priority date of, and is directed specifically to subject matter specifically described in, at least one of the patents or patent applications identified in clause (a), (b) or (c); and (e) any foreign counterpart (including PCTs) of any patent or patent application identified in clause (a), (b) or (c) or of the claims identified in clause (d).
1.12. “Required Financing” means that financing (whether debt or equity) necessary to satisfy the terms of the Asset Transfer Agreement, dated as of the date hereof, between General Motors LLC and Licensee.
1.13. “Software” means all computer software (in both source code and object code), including: (a) any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; and (d) all documentation, including system documentation, user manuals and training materials, relating to any of the foregoing.
1.14. “Trade Secrets and Know-How” means: (a) all trade secrets; (b) know-how; (c) manufacturing processes; and (c) other intellectual property rights that are not Patent Rights.
1.15. “Vehicle” means any “pickup truck” (as defined in 40 CFR 600.002) or other truck or similar automotive vehicle under 10,001 GVW, excluding (i) cargo vans for last mile delivery or commercial work use and (ii) the Next Generation Delivery Vehicle (“NGDV”) that may be manufactured for the United States Postal Service (“USPS”) except as set forth in Section 2.3.3.
2.License Grants; Exclusivity.
2.1. Licensed Rights. Subject to the terms and conditions set forth in this Agreement, effective from the Closing Date (without any further action by either Party), Licensor hereby grants to Licensee and its Affiliates (and shall cause its Affiliates to grant to Licensee by signing a joinder hereto) a worldwide, perpetual, irrevocable (subject to the terms of Article 7), royalty-bearing (subject to the limits of Sections 3.1 and 3.2), sub-licensable (subject to Section 2.6) license, under and to the Licensed Rights to develop, modify, make, have made, use, market, offer for sale, sell, lease, export, import, transfer, research, design, and distribute, and provide services relating to, Vehicles and any parts or structural or functional components or systems related to any Vehicle.
2.2. Technical Documentation. From the Closing Date, Licensor will begin to transfer all technical documentation required to exploit the licenses granted in Section 2.1 to Licensee in a format reasonably requested by Licensee. If the documents are not of sufficient detail, then Licensor will deliver additional detailed information to the extent such information exists.

2.3. Exclusivity; USPS Manufacturing.

2.3.1. Generally. During the Exclusivity Period, Licensor shall not (and shall cause its Affiliates not to), directly or indirectly: (a) develop, modify, make, have made, use, market, offer for sale, sell, lease, export, import transfer, research, design, market or distribute, or provide services relating to, any electric or hybrid Vehicle; (b) grant to any other person or entity the right to develop, modify, make, have made, use, market, offer for sale, sell, lease, export, import transfer, research, design, market or distribute, or provide services relating to, any electric or hybrid Vehicle; (c) license or attempt to license to a third party any Patent Rights, Trade Secrets and Know-How or other Intellectual Property Rights for the manufacture of any electric or hybrid Vehicle; or (d) sell or otherwise transfer to any person or entity other than Licensee any orders for the W-15 electric pick-up truck.

2.3.2. W-15 Orders/Marketing.

2.3.2.1. From the Effective Date until the expiration or termination of the Exclusivity Period, (a) Licensor shall not (and shall cause its Affiliates not to) accept any orders for any Vehicle and (b) Licensor shall (and shall cause its Affiliates to) use reasonable efforts to (i) obtain as promptly as practicable and in any event prior to the Closing Date all consents required for the assignment of the orders identified on Schedule 2.3.2.1 attached hereto (the “Existing Vehicle Orders”) and (ii) refer to Licensee any third party interested in manufacturing or purchasing any Vehicle. Promptly upon obtaining a written consent from a customer (in form and substance reasonably satisfactory to Licensee), each of Licensee and Licensor shall execute an Assignment and Assumption and Bill of Sale in the form attached hereto as Exhibit A with respect to the applicable Existing Vehicle Order (a “Bill of Sale”).

2.3.2.2. Without limiting the generality of the foregoing provisions of this Section 2.3.2, during the Exclusivity Period, Licensor shall (a) cause its website to the extent related to the W-15 truck to drive to a landing page designated by Licensee and (b) not bid for “W-15,” “LMC,” “Lordstown Motors,” or “electric pickup truck” or any other trademarks owned by Licensee (and as to which Licensee notifies Licensor) in connection with search engine marketing (SEM), in any search engine optimization (SEO) efforts or in connection with any paid search activities or other performance marketing channels (including affiliate marketing, retargeting, Paid Social, Product Listing Ads (PLAs), through Google AdWords or any similar platform and including any paid search ads, any paid search advertising, any pay-per-click or pay-per-call (PPC), any cost-per-click (CPC) or any cost-per-thousand impressions (CPM)).

2.3.3. USPS Manufacturing. If Licensor is selected by the USPS to manufacture the NGDV under the USPS Next Generation Vehicle Production Program, Licensor will provide Licensee a right to bid for the contract manufacture of such vehicle and will negotiate the terms of such contract manufacturing agreement in good faith with Licensee for a period of no less than thirty (30) days. If Licensee submits a proposal to contract manufacture the NGDV that is less favorable than an alternative, binding proposal to contract manufacture the NGDV submitted by a third party, Licensor will provide Licensee a single additional opportunity to resubmit its proposal to match the most favorable binding proposal received by Licensor; provided, however, that if (i) Licensor elects to award a manufacturing contract to a strategic partner which owns a stake of Licensor’s equity in excess of 19% (as measured on a common stock, as-converted (if applicable) basis and as measured by reference (in the denominator) to the aggregate equity outstanding immediately prior to the triggering issuance) or (ii) USPS in any way objects to Licensee providing services as a contract manufacturer to Licensor, this Section 2.3.3 shall be null and void.

2.4. Reservation of Rights. For the avoidance of doubt, the Parties agree that all Intellectual Property Rights of each Party (and its Affiliates) remain the property of that Party (and its Affiliates), which, as between the Parties (and their respective Affiliates), shall continue to be the sole owner thereof. Each Party’s and its Affiliates’ rights and licenses to use the Intellectual Property Rights of the other Party and its Affiliates are specifically provided for in this Article 2, and no other licenses or rights whatsoever are granted, expressly, or by implication or estoppel, by the provisions of this Agreement (including any rights to prosecute, maintain, enforce, defend, or settle). Any and all right, title, and interest in and to the Intellectual Property Rights of each Party (and its Affiliates) not expressly granted herein are hereby reserved and retained by such Party (and its Affiliates).

2.5. Improvements. Licensor shall own any Improvements conceived, created, or generated by Licensor with respect to its Intellectual Property Rights, and Licensee shall own any Improvements conceived, created, or generated by Licensee with respect to the Licensed Rights and with respect to its Intellectual Property Rights. The Parties will discuss in good faith whether to cross-license any Improvements relating to or that could be utilized in Vehicles and their parts and structural and functional components and systems under commercially reasonable terms.

2.6. Sublicense. Licensee shall have the right to grant sub-licenses of the Licensed Rights to affiliates and to suppliers, manufacturers, distributers, service providers, contractors and other vendors to the extent necessary to provide contract manufacturing or other services for the benefit of Licensee or any of its affiliates with respect to the Vehicles, subject to the following requirements and limitations: (a) Licensee shall provide written notice of each such sub-licensee to Licensor within thirty (30) days following any such sub-license (though a failure to provide such notice shall not be deemed a material breach of this Agreement except to the extent Licensor is materially prejudiced by such failure to provide notice), (b) each sub-licensee shall agree to be bound by the obligations in this Agreement and shall agree to maintain the confidentiality of Licensor’s confidential information pursuant to customary confidentiality obligations (though a failure to include such agreements shall not be deemed a material breach of this Agreement except to the extent Licensor is materially prejudiced by such failure to include such agreements), and (c) Licensee shall not be permitted to grant any sub-license of the Licensed Rights to any person or entity that is a direct competitor of Licensor provided that this Section 2.6(c) shall not restrict Licensee from sub-licensing a competitor to manufacture components of a Vehicle. Licensee shall be responsible for any loss or damage to Licensor arising out of a breach by a sub-licensee of its obligations in a sublicense or such other agreements.

2.7. Other Licensor Products. For the avoidance of doubt, nothing in this Agreement creates any license of Intellectual Property Rights with respect to, or, subject to and except as provided in Section 2.3, limits or restricts Licensor’s ability to conduct business in connection with, all products and lines of business currently designed, marketed, produced, or operated by Licensor, including, but not limited to, (a) the USPS Next Generation Vehicle Production Program, (b) the Surefly product, (c) the Horesefly product, and (d) the medium duty step van business (but specifically excluding the “pick up” truck business as set forth in this Agreement).

3.Additional Consideration – Royalty and Commission.

3.1. Royalty (Up Front Portion). Licensee agrees to pay Licensor on the Closing Date an up-front royalty equal to one percent (1%) of the aggregate debt and equity commitments funded to Licensee prior to or on the Closing Date (the “Up Front Royalty”). This amount shall be paid out of proceeds from the aggregate debt and equity commitments funded.
3.2. Royalty (First 200,000 Vehicles). For each Vehicle sold by Licensee until such time as Licensee has received the Gross Sales Price for 200,000 Vehicles, Licensee agrees to pay Licensor a royalty (the “Royalty”) of one percent (1%) of the Gross Sales Price of such Vehicle; provided, however, the Royalty shall not be owed until an amount of Royalty has been earned pursuant to this Section 3.2 equal to the Up Front Royalty already paid.
3.3. Conversion to Paid-Up, Royalty-Free License. After Licensee has received the Gross Sales Price for 200,000 Vehicles, no additional royalty shall be due to Licensor and the licenses granted in Section 2.1 shall become fully-paid up and royalty-free. Nothing herein shall be construed to alleviate Licensee’s obligation to pay royalties per Section 3.1 or 3.2 above.
3.4. Sales Commission. For each Existing Vehicle Orders transferred to Licensee pursuant to a Bill of Sale, Licensee agrees to pay Licensor a sales commission (the “Commission”) of four percent (4%) of the Gross Sales Price of the Vehicles sold to such consenting customers pursuant to such Existing Vehicle Orders. For the avoidance of doubt, Licensee shall not owe Licensor any Commission in respect of any Vehicles in excess of the number of Vehicles contemplated by an Existing Vehicle Order upon such transfer.

4.Reports; Payments; Records.
4.1. Reports. For any Calendar Quarter for which a Royalty or Commission is due under Section 3.2, within thirty (30) days after the conclusion of such Calendar Quarter commencing with the first Calendar Quarter in which any Gross Sales Price is received, Licensee shall deliver to Licensor a report sufficient to show the following information: (a) the number of units of Vehicles sold by Licensee for the applicable Calendar Quarter; (b) the Gross Sales Price for each Vehicle sold by Licensee during the applicable Calendar Quarter; (c) a calculation of the Royalty, if any, and Commission due and owing to Licensor in accordance with Article 3 in respect of such Calendar Quarter.
4.2. Payment of Royalty and Commission. Within forty-five (45) days after the end of each Calendar Quarter in which Royalty or Commission is reported as due and owing, Licensee shall pay Licensor all Royalty and Commission due for the applicable Calendar Quarter.
4.3. Payment Currency. All payments due under this Agreement will be paid in U.S. Dollars.
4.4. Records. Licensee shall maintain records of Vehicles that are sufficient to show any amounts payable to Licensor in relation to such Vehicles, which records shall contain sufficient information to permit Licensor to confirm the accuracy of any reports or notifications delivered to Licensor under Section 4.1. Licensee, as applicable, shall retain such records relating to a given Calendar Quarter for at least three (3) years after the conclusion of that Calendar Quarter, during which time Licensor will have the right, at its expense, to cause an independent, certified public accountant (or, in the event of a non-financial audit, other appropriate auditor) to inspect such records during normal business hours for the purposes of verifying the number of Vehicles sold during such Calendar Quarter and the Gross Sales Price for each such Vehicle. Such accountant or other auditor, as applicable, shall not disclose to Licensor any information other than information relating to the accuracy of reports and payments delivered under this Agreement. The parties shall reconcile any underpayment or overpayment within thirty (30) days after the accountant delivers the results of the audit. Licensor may exercise its rights under this Section 4.4 with respect to a Calendar Quarter only once, and may conduct such an inspection only once every year and only with reasonable prior notice to Licensee. Licensor shall have the right upon reasonable notice not more than once per year to inspect, or have a representative inspect, the facilities of Licensee to ensure compliance with this Agreement, subject to such reasonable conditions as Licensee may request.
4.5. Payment Method. Each payment due to Licensor under this Agreement shall be paid by check or wire transfer of funds to Licensor’s account in accordance with written instructions provided by Licensor. If made by wire transfer, such payments shall be marked so as to refer to this Agreement.

4.6. Withholding and Similar Taxes. All amounts to be paid to Licensor pursuant to this Agreement shall be without deduction of exchange, collection, or other charges, and, specifically, without deduction of withholding or similar taxes or other government imposed fees or taxes.
5.Protection of Intellectual Property.
5.1. Responsibility. Licensor shall have sole responsibility for and control over the preparation, filing, prosecution, protection and maintenance of all Licensed Rights, and all decision-making authority with regard to all Licensed Rights shall vest in Licensor (including, without limitation, as to whether to maintain or abandon any patent, patent application or claim thereof within the Licensed Rights). If Licensor decides at any time that it does not wish to commence or continue to pay certain expenses of any kind, including preparation, filing, prosecution, issuance, or maintenance fees, relating to a patent or patent application in one or more countries related to the Licensed Rights, to the extent that a due date exists, Licensor shall notify Licensee in writing at least sixty (60) days prior to the due date for the expenditure of its intention not to pursue said application or pay said expense, and thereafter convey to Licensee all of its right, title, and interest to said patent application or patent(s) in said country.
5.2. Expenses. Licensor shall be solely responsible for all out-of-pocket expenses incurred by Licensor with respect to the preparation, filing, prosecution, protection and maintenance of the Licensed Rights.
5.3. Reservation of Rights Against Infringers. With respect to the Licensed Rights, in the event Licensor or Licensee becomes aware of any suspected infringement of the Licensed Rights, such Party will promptly notify the other Party and provide information relative to such suspected infringing activities. Licensor shall have the first right to control the prosecution or defense (including choosing counsel), as applicable, of any infringements, oppositions, cancellations, cease and desist letters and other similar actions or proceedings with respect to the Licensed Rights (collectively, “Assertions”). Licensor shall keep Licensee reasonably informed of its consideration of, and determination of whether to pursue any Assertion. If Licensor declines to prosecute or defend, as applicable, any Assertion, Licensee may prosecute or defend, as applicable, such Assertion, provided that Licensee shall keep Licensor informed of the status of all such Assertions and any settlement or other resolution thereof. Licensee shall not enter into any settlement, consent judgment or other voluntary disposition or resolution that affects the Licensed Rights without Licensor’s prior written consent, such consent not to be unreasonably withheld or delayed. Each Party shall pay all of its out-of-pocket costs and expenses, including attorney’s fees, in connection with any Assertion. Any settlement payments and/or damages recovered by a Party in Assertions controlled by such Party shall be the property of the Party that prosecuted or defended, as applicable, the Assertion, after recovery by the Parties of their respective actual out-of-pocket costs.

5.4. Cooperation. If an Intellectual Property Rights claim is brought against Licensee, Licensor agrees to provide reasonable assistance by providing information solely in its possession that is specifically requested by Licensee and is necessary to support the defense of the infringement claim. If Licensee determines to pursue an Assertion, Licensor shall cooperate fully (at Licensee’s sole cost and expense) in the enforcement or defense of rights in the Licensed Rights, including releasing information and documents relevant thereto or providing witnesses.
6.Representations, Warranties and Covenants; Indemnification.
6.1. Licensor’s Representations and Warranties. Licensor represents and warrants to Licensee that: (a) Licensor or an Affiliate of Licensor owns all rights, title, and interest in, or otherwise has the right to license, the Licensed Rights; (b) the licenses granted in Article 2 are free and clear of any and all liens and encumbrances and the technology provided by Licensor under this Agreement as used in any Vehicle does not infringe the Intellectual Property Rights of any third party; (c) the Licensed Rights are valid, subsisting and enforceable and are and will be free from the rightful claim of any third party by way of infringement or otherwise; (d) there are no other outstanding assignments, grants, securities, liens, licenses, encumbrances, obligations, or other agreements that are inconsistent or in conflict with this Agreement; and (e) neither Licensor nor any of its Affiliates has received any written communication from any third party (i) challenging the validity or enforceability of any Licensed Patent Rights or Licensed Trade Secrets and Know-How, (ii) alleging that the use of the Licensed Patent Rights or Licensed Trade Secrets and Know-How violates, infringes, or misappropriates the Intellectual Property Rights of such third party or (iii) offering a license of Intellectual Property Rights.
6.2. Licensee’s Covenants. Licensee shall comply with all applicable law, including safety standards, with respect to its design, production, marketing, and sale of Vehicles and related activities; provided, however, that Licensee shall not be in breach of this Section 6.2 to the extent that a failure to comply with law is directly caused by infringement of a third party’s intellectual property rights by Vehicles or any parts or structural or functional components or systems related to any Vehicle (in each case solely to the extent related to the Licensed Patent Rights or Licensed Trade Secrets and Know-How as provided by Licensor to Licensee (without modification by Licensee)) or by the gross negligence or willful misconduct of Licensor.

6.3. Of Each Party. The Parties each represent and warrant that they have the right and power to enter into this Agreement, consummate the transactions contemplated hereby and to perform the obligations hereunder; that the execution of this Agreement has been duly authorized by all necessary corporate action; that each Party has all requisite legal rights necessary to agree to the terms of this Agreement; and that this Agreement is their legal, valid and binding obligation.

6.4. Indemnification.

(a)Licensor agrees to indemnify, defend, and hold harmless Licensee its Affiliates, successors, assigns and their respective officers, directors, agents, and employees, from and against any and all claims, demands, obligations, injuries, causes of action and lawsuits and all damages, liabilities, fines, judgments, costs (including settlement costs), and expenses associated therewith (including the payment of reasonable attorney fees and disbursements), arising out of any breach by Licensor of the representations, warranties and covenants of Licensor in this Agreement.

(b)Licensee agrees to indemnify, defend, and hold harmless Licensor its Affiliates, successors, assigns and their respective officers, directors, agents, and employees, from and against any and all claims, demands, obligations, injuries, causes of action and lawsuits and all damages, liabilities, fines, judgments, costs (including settlement costs), and expenses associated therewith (including the payment of reasonable attorney fees and disbursements), arising out of (i) any breach by Licensee of the representations, warranties and covenants provided in this Agreement and (ii) products liability claims by third parties arising out of Licensee’s or its Affiliates’ use or practice of, including the manufacture, marketing, and sale of Vehicles embodying, the Licensed Patent Rights or Licensed Trade Secrets and Know-How, including any failure to comply with Federal Motor Vehicle Safety Standards; provided, however, that this Section 6.4(b) shall not apply to the extent that a claim is directly caused by infringement of a third party’s intellectual property rights by Vehicles or any parts or structural or functional components or systems related to any Vehicle (in each case solely to the extent related to the Licensed Patent Rights or Licensed Trade Secrets and Know-How as provided by Licensor to Licensee (without modification by Licensee)) or by the gross negligence or willful misconduct of Licensor.

(c)The obligations of Licensor and Licensee under this Section 6.4 shall survive the expiration or termination of this Agreement.

6.5. Limitation of Liability. UNDER NO CIRCUMSTANCE WILL ANY PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, PUNITIVE, CONSEQUENTIAL, SPECIAL OR LOST PROFIT DAMAGES, EVEN IF ADVISED OF THE POSSIBILITY OF THE SAME, WITH RESPECT TO THE RESPONSIBILITIES AND OBLIGATIONS UNDER THIS AGREEMENT, EXCEPT TO THE EXTENT SUCH DAMAGES ARE AWARDED IN A THIRD PARTY CLAIM THAT IS THE SUBJECT OF INDEMNIFICATION UNDER THIS AGREEMENT.
7.Term and Termination.
7.1. Term. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated as provided in this Article 7, shall be perpetual (the “Term”).

7.2. Termination Rights.
7.2.1. Termination by Licensee. Licensee may terminate this Agreement at its option, upon sixty (60) days’ prior written notice to Licensor; provided, however, Licensee will continue to owe the Royalty and Commission if terminated by Licensee.
7.2.2. Termination by Licensor.
7.2.2.1. In the event that Licensee commits a material breach of its obligations under this Agreement and fails to cure that breach within sixty (60) days after receiving written notice thereof, Licensor may terminate this Agreement upon written notice to Licensee. For clarity, a breach of Section 4.2 shall be considered a material breach for purposes of this Section 7.2.
7.2.2.2. Licensor may terminate this Agreement at its option at any time upon ten (10) days prior written notice if, by the fourth anniversary of the Closing Date, Licensee has not, prior to such date, commenced start of regular production for any Vehicle.
7.2.3. Bankruptcy of Licensee. Licensor may terminate this Agreement upon notice to Licensee if Licensee becomes insolvent, is adjudged bankrupt, applies for judicial or extra-judicial settlement with its creditors, makes an assignment for the benefit of its creditors, voluntarily files for bankruptcy or has a receiver or trustee (or the like) in bankruptcy appointed by reason of its insolvency, or in the event an involuntary bankruptcy action is filed against Licensee and not dismissed within ninety (90) days, or if the other party becomes the subject of liquidation or dissolution proceedings or otherwise discontinues business.
7.3. Effect of Termination or Expiration.
7.3.1. Termination of License. Upon termination of this Agreement by either party pursuant the provisions of Section 7.2 (other than Section 7.2.2.2), Licensee shall have the right to use and exploit the Licensed Rights to (a) sell or otherwise dispose of Vehicles then in stock, (b) complete the production of Vehicles then in the process of production and sell or otherwise dispose of the same, (c) service any Vehicles sold during the term of this Agreement or pursuant to clause (a) or (b) (collectively, the “Covered Vehicles”), and (d) take any action as may be required in order to comply with applicable law or Licensee’s warranties or policies as relates to providing, servicing or otherwise making available and any parts or structural or functional components or systems related to any Covered Vehicle. Except as set forth in the immediately preceding sentence, the rights and licenses granted to Licensee under Article 2 shall terminate, and Licensee may not make otherwise any further use or exploitation of the Licensed Rights. Licensee shall continue to be responsible for paying Royalties with respect to Covered Vehicles, and Licensee and any sub-licensees shall continue to be bound by the terms of this License with respect to the activities described in the first sentence of this Section 7.3.1.
7.3.2. Accruing Obligations. Termination or expiration of this Agreement shall not relieve the parties of obligations accruing prior to such termination or expiration, including obligations to pay amounts accruing hereunder or Licensee’s obligation to provide the reports and audit rights to Licensor pursuant to Article 4.
7.4. Survival. The parties’ respective rights, obligations and duties under Article 4 and this Article 7, as well as any rights, obligations and duties which by their nature extend beyond the expiration or termination of this Agreement, shall survive any expiration or termination of this Agreement.
8.Miscellaneous.
8.1. Entire Agreement. This Agreement is the sole agreement with respect to the subject matter hereof and, except as expressly set forth herein, supersedes all other agreements and understandings between the parties with respect to the same.
8.2. Notices. Unless otherwise specifically provided, all notices required or permitted by this Agreement shall be in writing and may be delivered personally, or may be sent by facsimile, expedited delivery or certified mail, return receipt requested, to the following addresses, unless the parties are subsequently notified of any change of address in accordance with this Section 8.2:
If to Licensor:  Attn: CEO
Workhorse Group Inc.
100 Commerce Drive
Cincinnati, Ohio 45140

If to Licensee:  Attn: CEO
Lordstown Motors Corp.
7588 Central Parke Blvd
Suite 321
Mason, Ohio 45040
Any notice shall be deemed to have been received as follows: (a) by personal delivery or expedited delivery, upon receipt; (b) by facsimile, one business day after transmission or dispatch; (c) by certified mail, as evidenced by the return receipt. If notice is sent by facsimile, a confirming copy of the same shall be sent by mail to the same address.
8.3. Governing Law and Jurisdiction. This Agreement will be governed by, and construed in accordance with, the substantive laws of the State of Ohio, without giving effect to any choice or conflict of law provision, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted. Any action, suit or other proceeding arising under or relating to this Agreement (a “Suit”) shall be brought in a court of competent jurisdiction in the State of Ohio, and the parties hereby consent to the sole jurisdiction of the state and federal courts sitting in the State of Ohio. Each party agrees not to raise any objection at any time to the laying or maintaining of the venue of any Suit in any of the specified courts, irrevocably waives any claim that Suit has been brought in any inconvenient forum and further irrevocably waives the right to object, with respect to any Suit, that such court does not have any jurisdiction over such party.
8.4. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.
8.5. Headings. Section and subsection headings are inserted for convenience of reference only and do not form a part of this Agreement.
8.6. Counterparts. This Agreement may be executed in counterparts, including by electronic signature or similar method of signature, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same instrument.
8.7. Amendment; Waiver. This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each party or, in the case of waiver, by the party waiving compliance. The delay or failure of either party at any time or times to require performance of any provisions hereof shall in no manner affect the rights at a later time to enforce the same. No waiver by either party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.
8.8. No Agency or Partnership. Nothing contained in this Agreement shall give either party the right to bind the other, or be deemed to constitute either party as agent for or partner of the other or any third party.
8.9. Assignment and Successors. This Agreement may not be assigned by either party without the consent of the other, which consent shall not be unreasonably withheld, except that Licensor may, without such consent, assign this Agreement and the rights, obligations and interests of Licensor to any purchaser of all or substantially all of its assets to which the subject matter of this Agreement relates, or to any successor corporation resulting from any merger or consolidation of such party with or into such corporation. Any assignment purported or attempted to be made in violation of the terms of this Section 8.9 shall be null and void and of no legal effect.
8.10. Bankruptcy. The Parties acknowledge and agree that the licenses granted hereunder are licenses of “intellectual property” within the meaning of Section 365(n) of the Bankruptcy Code (“Section 365(n)”), which have been licensed hereunder in a contemporaneous exchange for value. The Parties further acknowledge and agree that if Licensor commences, or has commenced against it, a bankruptcy case under Title 11 of the United States Code, and elects to reject, or a trustee-in-bankruptcy on behalf of it elects to reject, this Agreement, pursuant to Section 365 of the Bankruptcy Code (“Section 365”), or if this Agreement is deemed to be rejected pursuant to Section 365 for any reason, this Agreement, shall be governed by Section 365(n) and Licensee may elect to retain its rights under this Agreement and any agreement supplementary hereto in accordance with Section 365(n). Upon written request from Licensee to Licensor or the bankruptcy trustee of Licensee’s election to retain its rights under this Agreement pursuant to Section 365(n)(1)(B), Licensor or such bankruptcy trustee shall, and Licensee shall comply in all respects with Section 365(n), including providing Licensee with continued access to the Intellectual Property Rights licensed to Licensee to the extent set forth in this Agreement and not interfering with the rights of Licensee as provided in this Agreement to such Intellectual Property Rights in exchange for which Licensee shall continue to make all payments owing to Licensor under this Agreement as and when such payments become due. Under no circumstance shall Licensee be entitled to any ownership rights in the Intellectual Property Rights as a consequence of Licensee electing to retain its rights under the Agreement pursuant to Section 365(n)(1)(B).
8.11. Interpretation. Each party hereto acknowledges and agrees that: (a) it and/or its counsel reviewed and negotiated the terms and provisions of this Agreement and has contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; (c) the terms and provisions of this Agreement shall be construed fairly as to both parties hereto and not in favor of or against either party, regardless of which party was generally responsible for the preparation of this Agreement and (d) the use of “include,” “includes,” or “including” herein shall not be limiting and “or” shall not be exclusive.
8.12. Severability. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the parties that the remainder of this Agreement shall not be affected.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Intellectual Property License Agreement to be executed by their duly authorized representatives as of the date first written above.

LICENSOR:

Workhorse Group Inc.

By:/s/Duane Hughes
Name: Duane Hughes
Title: Chief Executive Officer

LICENSEE:

Lordstown Motor Corp.

By: /s/Stephen S. Burns
Name: Stephen S. Burns
Title: Chief Executive Officer